Exhibit 99.1

Sonic Foundry Reports Year-End Results for Fiscal 2006

Company Generates More Than $400,000 in Positive Cash Flow for the Fourth Quarter

          MADISON, Wis., Nov. 14 /PRNewswire-FirstCall/ -- Sonic Foundry(R) Inc. (Nasdaq: SOFO), a leader in automated rich media communications technology, today announced results for its 2006 fiscal year.  Sonic Foundry reported GAAP revenues of $12.6 million, compared to $8.3 million reported for fiscal 2005, representing organic growth of 52 percent.  GAAP net loss for the year improved to 11 cents per share, from 14 cents per share for fiscal 2005. Fiscal fourth quarter revenues were $4.1 million with a GAAP net loss of one cent per share.  The quarterly loss consisted entirely of non-cash related items of depreciation and amortization along with compensation for stock options required by new accounting regulations adopted in 2006.  Coupled with improved collections, the positive operating results generated an increase in cash for the quarter of $436,000.

          Highlights for fiscal 2006 include:

*

Product licenses and service billings increase year over year; unearned revenue grows 110 percent annually.  The continued increase in annual revenues for 2006 was led by increased sales and marketing efforts, increased multiple unit sales, repeat purchases from existing customers and the fiscal 2006 release of the Mediasite enterprise class server software and other product enhancements.  Product licenses increased 43 percent, from $6.9 million in fiscal 2005 to $9.9 million in fiscal 2006.  The company continues to see marked growth in billings related to customer support and technical services provided for both the product line and online hosting.  GAAP accounting rules require certain portions of revenue to be recognized over a future time period.  This future revenue is reflected as unearned revenue recorded on the balance sheet of just over $2 million, more than doubling from the $957,000 recorded in fiscal 2005.

*

Annual gross margins continue to improve.  Gross margins for fiscal 2006 rose to 74 percent compared to 67 percent for fiscal 2005.  As expected, high margin customer support revenue and licensing of server software applications accounted for the majority of the increase in gross margin percentage over 2005 levels.  The company anticipates margin increases to continue in the near term as total revenues increase, non-cash amortization of purchased technology is fully amortized after the first quarter of fiscal 2007 and the mix of revenues reflects a greater percentage of higher margin post contract support, server software licensing fees, hosting, consulting and professional services revenues.

*

Operating expenses increase moderately compared to revenues.  Total fiscal 2006 operating expenses increased just over 30 percent to $12.9 million over $9.9 million from the previous year due to planned growth in sales staff.  The company believes it is now gaining leverage through the controlled growth in operating costs as compared to the higher growth of top line revenue.  Continued expansion in sales and marketing, professional services and engineering personnel is anticipated in fiscal 2007 to maintain current momentum, but is expected to continue to grow below the rate projected for top line growth.

*

Services offerings more than double.  Revenue from technical services, online services as well as service contracts increased from $975,000 in 2005 to $2.5 million in 2006, representing a 156 percent annual growth. This business segment has been a strategic focus for the company as it responds to market demand for greater breadth of services and expertise in rich media deployment.  The company expects to continue significant investments in this area through an expansion of offerings and additional personnel.

*

Professional services division launch.  The company responded to growth in enterprise-wide deployments and increased demand for pre-sales consulting, hosting and event services with the creation of the professional services division.  With the announcement, Darrin Coulson is promoted to Chief Operating Officer, maintaining oversight of global sales, and Justin Jaeck will serve as Vice President of Services and Operations, responsible for tailoring Mediasite installation, training, hosting and deployment to large customer institutions.  The new division also formalizes the company’s custom development services, providing customers with Mediasite integration into other enterprise applications, custom viewers, hosted search portal offerings and other services.

*

Introduction of Mediasite 4.0.  As previously announced, the company introduced its latest enhancements to Mediasite EX Server for the Enterprise and Mediasite Recorder software in the fourth quarter of fiscal 2006, further differentiating Mediasite as the leading enterprise platform for managing multimedia communications.  Mediasite 4.0 introduces the new Mediasite Management Portal, end-to-end security, expanded reporting, remote Recorder control and improvements to the Mediasite viewer interface for watching recorded presentations. In addition, EX Server now provides an integration-ready solution for customers to incorporate Mediasite content into other applications within their organization.

*

Advanced search technology.  The company recently made significant advances in its development and deployment of multi-modal search technology for searching large media content libraries and automatically finding segmented information for playback.  The uniqueness of the offering relates to combining advanced research and development in the areas of speech recognition, phonetic search, optical character recognition, language processing and contextual analysis into one all-encompassing search solution.  The company has also built a data processing capability that automatically extracts and creates contextually relevant metadata, eliminating the time and waste associated with manual metadata entry.  The result is an unprecedented method for automating the search of Mediasite content that provides tremendous additional benefits to Mediasite users.  These advances will be demonstrated in the company’s earnings webcast at 11 a.m. ET today.

*

Patent grant.  The company was just notified that the U.S. Patent and Trademark Office (PTO) has granted Sonic Foundry a patent related to its rich media communications system, Mediasite(TM).  The Mediasite patent covers a production method and system involving the capture, indexing and synchronization of RGB-based content that is then sent over a network, such as the Internet.  Further details of the patent grant are provided in an additional press release issued today.

*

New customer acquisitions underscore enterprise deployment and repeat sales.  Leading organizations in all markets are increasingly selecting Mediasite as their enterprise system for one-to-many communications. Customer acquisitions for fiscal 2006 include Astrazeneca, Corning, GE Energy, H&R Block, Merck, Mutual of Omaha, Naval War College, Nestle, Northwestern University, Philip Morris, Stanford Graduate School of Business, Symantec, Time, Inc., Toyota, Transportation Security Administration, Verisign and Walt Disney.  Forty-two percent of 2006 billings were from existing customers.

          “Five years ago after acquiring Mediasite, we envisioned a day when the world would be communicating with rich media for student learning, business and government communications,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry.  “In 2006, that moment has arrived.  Every day our customers experience the impact of rich media communications, not only the power and versatility of the medium, but also the cost savings and clarity it brings to their day to day communications.”

          Buinevicius continued, “We have built a solid, high growth business that is specifically oriented toward the leading edge of advanced rich media technology and communications.  Today, we are showcasing yet another significant advance, being able to automatically create searchable rich media databases for the purpose of finding knowledge instantly.  Through our continued technology innovations, growing customer base and further market expansion, Sonic Foundry is demonstrating its strengthening position in a very important market segment.”

          Sonic Foundry will host a webcast today to discuss its fiscal 2006 results at 10:00 a.m. CT/11 a.m. ET.  It will use Mediasite to webcast the presentation for both live and on-demand viewing.  To access the presentation, go to www.sonicfoundry.com.  An archive of the webcast will be available for 30 days.

          About Sonic Foundry(R), Inc.

          Founded in 1991, Sonic Foundry (Nasdaq: SOFO) is a technology leader in the emerging rich media communications marketplace, providing enterprise solutions and services that link an information driven world.  Sonic Foundry is changing the way organizations communicate via the Web and how people around the globe receive vital information needed for work, professional advancement, safety and education.  The company’s integrated Webcasting and Web presentation solutions are trusted by Fortune 500 companies, education institutions and government agencies for a variety of critical communication needs.  Sonic Foundry is based in Madison, Wis.  For more information about Sonic Foundry, visit the company’s Website at www.sonicfoundry.com.

Press Contact:	Investor Contact:
Terri Douglas	Rob Schatz
Catapult PR-IR	Wolfe, Axelrod, Weinberger & Assoc., LLC
303-581-7760, ext. 18	212-370-4500
Cell: 303-808-6820	rob@wolfeaxelrod.com
tdouglas@catapultpr-ir.com

          Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements.  Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry’s products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	September 30,

	2006	2005

Assets
Current assets:
Cash and cash equivalents	$2,751	$4,271
Accounts receivable, net of allowances of $160 and $115	3,442	2,232
Inventories	398	414
Prepaid expenses and other current assets	399	363
Total current assets	6,990	7,280
Property and equipment:
Leasehold improvements	893	185
Computer equipment	2,275	1,570
Furniture and fixtures	422	185
Total property and equipment	3,590	1,940
Less accumulated depreciation	1,296	933
Net property and equipment	2,294	1,007
Other assets:
Goodwill and other intangible assets, net	7,575	7,626
Capitalized software development costs, net of amortization of $1,346 and $1,067	53	332
Total other assets	7,628	7,958
Total assets	$16,912	$16,245
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,521	$1,323
Accrued liabilities	1,225	780
Unearned revenue	2,005	957
Current portion of capital lease obligation	41	15
Total current liabilities	4,792	3,075
Long-term portion of capital lease	78	28
Other liabilities	441	21
Total liabilities	5,311	3,124
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 5,000,000 shares; none issued	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 10,000,000 shares, none issued	—	—
Common stock, $0.01 par value, authorized 100,000,000 shares; 32,266,217 and 30,910,409 shares issued and 32,195,967 and 30,840,159 shares outstanding	322	309
Additional paid-in capital	172,033	170,083
Accumulated deficit	(160,560)	(157,077)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 70,250 shares	(168)	(168)
Total stockholders’ equity	11,601	13,121
Total liabilities and stockholders’ equity	$16,912	$16,245

Sonic Foundry, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	Years Ended September 30,

Continuing Operations	2006	2005	2004

Revenue:
Product sales	$9,902	$6,928	$3,443
Services	2,506	975	425
Other	156	439	545
Total revenue	12,564	8,342	4,413
Cost of revenue	3,215	2,754	1,759
Gross margin	9,349	5,588	2,654
Operating expenses:
Selling and marketing expenses	7,630	5,277	3,826
General and administrative expenses	3,041	2,864	2,826
Product development expenses	2,238	1,803	1,609
Total operating expenses	12,909	9,944	8,261
Loss from operations	(3,560)	(4,356)	(5,607)
Other income (expense), net	77	187	99
Loss from continuing operations	(3,483)	(4,169)	(5,508)
Gain on disposal of discontinued operations	—	—	132
Net loss	$(3,483)	$(4,169)	$(5,376)
Loss per common share:
Continuing operations	$(0.11)	$(0.14)	$(0.18)
Discontinued operations	—	—	—
Basic net loss per common share	$(0.11)	$(0.14)	$(0.18)
Diluted net loss per common share	$(0.11)	$(0.14)	$(0.18)
Weighted average common shares
- Basic	32,015,310	30,363,000	29,457,000
- Diluted	32,015,310	30,363,000	29,457,000

SOURCE  Sonic Foundry Inc.
          -0-                                                            11/14/2006
          /CONTACT:  Press, Terri Douglas of Catapult PR-IR, +1-303-581-7760 ext. 18, cell +1-303-808-6820, tdouglas@catapultpr-ir.com, for Sonic Foundry Inc.; or Investors, Rob Schatz of Wolfe, Axelrod, Weinberger & Assoc., LLC, +1-212-370-4500, rob@wolfeaxelrod.com, for Sonic Foundry Inc./
          /Web site:  http://www.sonicfoundry.com /
          (SOFO)